EXHIBIT 5.1
RONALD N. VANCE, P.C.
Attorney at Law
57 West 200 South
Suite 310
Salt Lake City, Utah 84101


September 18, 2000


Frederick R. Licht, President
Ultimate Sports Entertainment, Inc.
2444 Wilshire Boulevard
Suite 414
Santa Monica, CA  90403

     Re:  Registration Statement on Form SB-2/A-2 dated September 18, 2000

Dear Mr. Licht:

     You have requested my opinion as to whether or not the securities to be issued by Ultimate Sports Entertainment, Inc. (the "Company") in the above-referenced registration statement will be legally issued and, when issued, will be fully paid and non-assessable shares of the Company. In connection with this engagement I have examined the form of the registration statement to be filed by the Company; the Articles of Incorporation of the Company; the By-laws of the Company currently in effect; and the minutes of the Company relating to the registration statement and the issuance of the shares of common stock by the Company.

     Based upon the above-referenced examination, I am of the opinion that pursuant to the corporate laws of the State of Delaware, the 3,600,000 shares of common stock to be issued by the Company and to be registered for sale by the Company pursuant to said registration statement will be legally issued and, when issued, will be fully paid and non-assessable. In addition, the 420,000 shares of common stock included in such registration statement for selling shareholders are legally issued and outstanding shares of the Company and are fully paid and non-assessable.

     I hereby consent to being named in the registration statement as having rendered the foregoing opinion and as having represented the Company in connection with the registration statement.

                                   Sincerely,

                                   /s/ Ronald N. Vance